Exhibit 99.1

N E W S

September 17, 2004

Beth Copeland - Media (317) 269-1395 William J. Brunner - Shareholders & Analysts (317) 269-1614 FOR IMMEDIATE RELEASE

First Indiana Announces Plan to Improve Pre-Tax Earnings by $4 Million

        (INDIANAPOLIS) -- First Indiana Corporation announced today a plan that will reduce operating expenses and result in improved pre-tax earnings of approximately $4 million, annually. This improvement will be realized throughout many areas, and will include personnel reductions, operations consolidation, and other activities, all focused on improving operational efficiency.

        “First Indiana is moving aggressively to realign our cost structure to position us for improved growth. This plan was the result of a rigorous review of all operations to determine the best ways to positively position the corporation for the future. It is an important step in improving our efficiency,” said Robert H. Warrington, president of First Indiana Corporation.

        The personnel reductions portion of the plan will affect approximately 30 First Indiana Bank employees. Previously scheduled retirements and the elimination of open positions bring the total number of jobs eliminated to 70 positions spread throughout the organization. A talent pool has been established for some associates whose jobs were eliminated to help place them in remaining open positions. Affected employees have been notified and will receive severance, transition assistance, and benefits and special outplacement counseling.

        “Improving First Indiana’s performance requires staffing adjustments. We have attempted to keep the job changes to a minimum, balancing the need for improving efficiency with the need to retain the talent necessary to maintain service levels. We do not anticipate future bank-wide reductions in workforce,” said Marni McKinney, vice-chairman and chief executive officer of First Indiana Corporation.

        In addition, First Indiana is implementing general expense reductions by centralizing operations, improving key vendor management, and developing other efficiency initiatives. In July of 2004, First Indiana began consolidating all bank-wide operations into one department. The overall goal of the consolidation plan is to create efficiencies and improve risk management while maintaining or improving customer service. The consolidation is expected to be completed by the end of 2004.

        Implementation of this plan will result in a one-time third quarter charge of approximately $1.1 million, consisting of $900,000 in one-time severance payments and $250,000 in contract termination expenses.

        First Indiana Corporation (Nasdaq: FINB) is a full-service financial services company offering comprehensive financial solutions to businesses and individuals. It is the holding company for First Indiana Bank, N.A., the largest commercial bank headquartered in Indianapolis, and Somerset, an accounting and consulting firm. Founded in 1915, First Indiana Bank is a national bank with 32 offices in Central Indiana, plus construction and consumer loan offices in Indiana, Arizona, Florida, Illinois, North Carolina, and Ohio. First Indiana also originates consumer loans in 47 states through a national independent agent network. Through Somerset and FirstTrust Indiana, First Indiana offers a full array of tax planning, accounting, consulting, retirement and estate planning, and investment advisory and trust services. Information about First Indiana is available at (317) 269-1200, or at www.firstindiana.com, which is not a part of this news release.

        Statements made in this press release, including those relating to expectations of reductions in operating expenses, improvements in pre-tax earnings, improvements in risk management, and the maintenance of or improvements in customer service, are forward looking and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in those statements. Among other things, the ability of employees to assimilate additional or different job functions with their existing responsibilities, the retention of key employees and customers, the willingness of vendors to support cost savings initiatives, and the integration of operating units focused on improved efficiencies and customer service will impact the amount of the reduction in operating expenses, the improvement to pre-tax earnings, the maintenance of service levels, and any improvements in risk management and customer service. In addition to the factors set forth in this release, the economic, competitive, governmental, technological, interest rate, and other factors identified in First Indiana’s 10-K and other periodic filings with the Securities and Exchange Commission, could affect the forward looking statements contained in this press release.